Exhibit 99

First Citizens Reports Earnings for Second Quarter 2004

COLUMBIA, S.C., July 22, 2004 – First Citizens Bancorporation, Inc. (OTCBB-”FCBN”) reports consolidated net income for the quarter ending June 30, 2004, of $8.08 million compared to $10.30 million for the corresponding quarter of 2003. Craig Nix, Chief Financial Officer stated that “earnings are currently experiencing pressure due to continued low interest rates and a decline in mortgage refinancing activity. While it will take time to work through this period of declining net interest margin and consequently its impact on period to period earnings growth, we are encouraged by growth in loans and deposits since this time a year ago.”

Total deposits as of June 30, 2004 were $3.79 billion compared to $3.57 billion as of June 30, 2003. Gross loans as of June 30, 2004 were $3.05 billion compared to $2.70 billion as of June 30, 2003.

Net income declined for the quarter primarily due to continued pressure on net interest margin. While net interest income increased by $322 thousand during the quarter, the increase was not sufficient to compensate for the increase in net noninterest expense (noninterest income less noninterest expense). Noninterest income and noninterest expense are discussed below.

Noninterest income was $15.73 million during the second quarter of 2004, an increase of $753 thousand over the same period of 2003. The increase was primarily due to a $1.02 million increase in mortgage income, partially offset by a $213 thousand decrease in service charges on deposit accounts and a $150 thousand decrease in gain on sale of investment securities. During the quarter, mortgage income increased primarily due to a $1.22 million recapture of mortgage servicing rights impairment that was recorded in prior periods as prescribed by generally accepted accounting principles. The recapture was the result of increased mortgage rates since the first quarter 2004. The $1.22 million recapture recorded during the current quarter compares to a $1.37 million impairment charge taken for the quarter ended June 30, 2003. Adjusting for mortgage servicing rights recapture recorded during the second quarter of 2004 and impairment recorded in the second quarter of 2003, mortgage income would have been down $1.57 million for the quarter ended June 30, 2004. The adjusted decrease in mortgage income was due to a decline in mortgage refinancing activity during the quarter.

Noninterest expense was $37.82 million during the second quarter of 2004, an increase of $3.98 million over the same period of 2003. The most significant components of the increase were attributable to increases in salaries and employee benefits costs, expenses associated with the First Citizens branding campaign, amortization of core deposit intangibles, and in other operating expenses as a result of the on-going growth of the franchise. Salaries and employee benefits costs increased by $755 thousand, primarily due to continued expansion of lines of business and merit increases. During the quarter, expense of $1.02 million was incurred relating to First Citizens’ 2004 branding campaign. Amortization of core deposit intangibles increased by $403 thousand primarily due to acquisitions consummated after the second quarter of 2003. The remainder of the increase was primarily due to increases in occupancy, furniture and fixtures and data processing expenses. These costs increased primarily due to expansion through acquisitions and construction of new branch offices and an increase in the number of accounts processed by third parties.

For the six months ended June 30, 2004, consolidated net income was $16.40 million compared to $20.26 million for the six months ended June 30, 2003. Net income declined for the six months ended June 30, 2004, primarily due to the same reasons enumerated above concerning the quarter ended June 30, 2004. Net interest income increased by $2.59 million. Noninterest income was $28.74 million for the six months ended June 30, 2004, an increase of $613 thousand over the same period of 2003. The increase was primarily due to an increase in service charges on deposit accounts. See discussion above concerning mortgage income for the quarter ending June 30, 2004. Noninterest expense was $74.34 million for the six months ended June 30, 2004, an increase of $8.48 million over the same period of 2003. The components of the increase are consistent with the discussion above concerning noninterest expense for the quarter ended June 30, 2004.

At its meeting held today, the Board of Directors of First Citizens Bancorporation, Inc. declared a second quarter common stock dividend of $0.35 per share for shareholders of record as of August 13, 2004, payable August 25, 2004.

First Citizens Bancorporation, Inc. is a three-bank financial holding company headquartered in Columbia, South Carolina, with $4.46 billion in total consolidated assets as of June 30, 2004. For more information, visit the First Citizens web site at www.firstcitizensonline.com.

This discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results, or otherwise are not statements of historical fact. Such statements are often characterized by the use of the qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of Bancorporation and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of Bancorporation’s customers, competition, deposit attrition, actions of government regulators, the level of market interest rates, and general economic conditions.

CONDENSED STATEMENTS OF INCOME

(thousands, except share data; unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Interest income	$48,801	$50,745	$97,526	$98,665
Interest expense	11,206	13,472	22,378	26,107
Net interest income	37,595	37,273	75,148	72,558
Provision for loan losses	3,002	2,425	4,156	3,363
Net interest income after provision for loan losses	34,593	34,848	70,992	69,195
Noninterest income	15,732	14,979	28,739	28,126
Noninterest expense	37,817	33,839	74,339	65,862
Income before income taxes	12,508	15,988	25,392	31,459
Income taxes	4,428	5,691	8,988	11,199
Net income	$8,080	$10,297	$16,404	$20,260
Net income per share	$8.90	$11.31	$18.05	$$22.22
Cash dividend paid per share	$0.35	$0.25	$0.70	$0.50
Profitability information (annualized):
Return on average assets	0.73%	1.00%	0.75%	1.02%
Return on average equity	9.27	12.99	9.47	13.02
Taxable-equivalent net yield on average interest-earning assets	3.74	3.97	3.76	4.02

CONDENSED BALANCE SHEET

(thousands, except share data; unaudited)

	June 30, 2004	December 31, 2003	June 30, 2003
Cash and due from bank	$157,924	$179,951	$168,065
Federal funds sold	138,638	41,379	152,215
Investment securities	877,007	922,229	922,930
Loans	3,052,840	2,939,989	2,704,690
Reserve for loan losses	(52,188)	(51,268)	(48,120)
Other assets	282,434	269,180	247,063
Total assets	$4,456,655	$4,301,460	$4,146,843

Deposits	$3,790,092	$3,714,222	$3,573,675
Other liabilities	320,732	247,655	252,341
Shareholders’ equity	345,831	339,583	320,827
Total liabilities and shareholders’ equity	$4,456,655	$4,301,460	$4,146,843
Book value per share	$379.98	$371.60	$349.98

SELECTED AVERAGE BALANCES

(thousands; unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Total assets	$4,438,984	$4,130,999	$4,420,678	$3,987,271
Investment securities	904,207	947,474	913,320	929,595
Loans	3,016,043	2,648,775	2,983,888	2,528,637
Interest-earning assets	4,061,043	3,793,182	4,042,782	3,661,959
Deposits	3,789,529	3,556,858	3,791,960	3,432,643
Interest-bearing liabilities	3,371,086	3,149,516	3,370,777	3,040,634
Shareholders’ equity	350,743	318,033	348,195	313,831

CONTACT: Craig L. Nix of First Citizens Bancorporation, Inc. at 803-733-2659